Exhibit 99.1

September 2, 2020

Ken Plunk

(address)

Dear Ken:

Please consider this letter and the accompanying materials to be our formal offer of employment to you as the Senior Vice President, CFO of J & J Snack Foods Corp., (“the Company”).

Enclosed you will find a summary of the actual terms and conditions of our employment offer, as well as additional documentation summarizing our various programs, practices and policies. Please review these materials carefully. If you have any questions or concerns about any aspect of our offer, do not hesitate to contact me.

In closing, on behalf of the Company and myself, please be assured that we are looking forward to working with you as a member of our team. I thoroughly believe that J & J will offer you exciting challenges and opportunities, and I have every confidence that you will help us to successfully meet the exciting challenges ahead.

Sincerely, /s/ Daniel J. Fachner Daniel J. Fachner President of J & J Snack Foods Corp.

6000 CENTRAL HIGHWAY, PENNSAUKEN, NJ  08I09 • 888 JJSNACK • FAX (909) 467-8971 • www.jjsnack.com

Summary of Terms and Conditions of Employment Offer

This summary together with the accompanying materials represents the key terms and conditions of the offer of employment being extended to you, Ken Plunk, by the J & J Snack Foods Corp.

Title and Reporting Relationship – The title of the position being offered to you is Senior Vice President, Chief Financial Officer, reporting to Daniel J. Fachner, President of J & J Snack Foods Corp. Your appointment is subject to the approval of the Board of Directors. The Board of Directors will take all such actions required for you to be appointed as of your anticipated start date set forth below.

Starting Date – Your anticipated date of initial employment is September 21, 2020.

COMPENSATION

Your compensation package will consist of the following elements:

Base Salary - A yearly base salary of $455,000 which will be payable biweekly, equivalent to $17,500.00 paid biweekly.

Annual Cash Bonus –You will be entitled to receive an annual bonus with a target amount of 60% of your base salary. The annual payout will be dependent upon factors including Company earnings and can be adjusted up or down from the target as determined in the sole discretion of the President and the Board of Directors.

Sign on Equity Grant – Subject to the approval of the Board of Directors, which shall not be unreasonably withheld, you will be entitled to receive an inducement grant of restricted stock of J & J Snack Foods Corp. common stock. If approved, the grant of the restricted stock shall be within thirty (30) days of your start date. The total number of shares of common stock subject to the restricted stock grant will be equal to 45% of your base salary divided by the closing price of the Company’s common stock on the date of grant. The restricted stock grant will vest over three (3) years in equal installments beginning on the date of grant (i.e. 1/3 each year beginning on the first anniversary of the grant date and ending on the third anniversary of the grant date). Please note that all such shares will be duly reported. The stock grant will subject to the terms of and evidenced in writing by, a restricted stock agreement.

2021 Equity Grant : Subject to the Board of Directors’ approval, you will be eligible for a grant of restricted stock for fiscal year 2021 based on 45% of your base salary. The terms of such grant will be the same as your Sign on Equity Grant set forth above, subject to the establishment of an incentive plan by the Company which will provide for the grant of restricted stock.

For fiscal years thereafter, eligibility and goals for an annual equity award will be determined by the Compensation Committee of the Board of Directors in consultation with the President and Chief Executive Officer.

6000 CENTRAL HIGHWAY, PENNSAUKEN, NJ  08I09 • 888 JJSNACK • FAX (909) 467-8971 • www.jjsnack.com

Company Provided Automobile - Upon commencement of employment, you will be assigned a Company provided automobile of the “A” category for you and your spouse’s exclusive use and which must be returned to the Company in the event that you leave the Company.

Vacation Entitlement Vacation entitlement will be four (4) weeks per year and then in accordance with Company policy. However, in the event that you resign or are terminated for any reason in your first twelve months of employment, your unused vacation will be forfeited, in accordance with any local, state and federal law.

Employee Benefits - You will be eligible to participate, in the same manner as other executive employees of the Company, in each of the Company’s comprehensive benefits program as specified in the accompanying descriptive materials and governed by the specific plan document.

6000 CENTRAL HIGHWAY, PENNSAUKEN, NJ  08I09 • 888 JJSNACK • FAX (909) 467-8971 • www.jjsnack.com

AT-WILL EMPLOYMENT STATUS

YOUR EMPLOYMENT WITH THE COMPANY WILL BE ON AN AT-WILL BASIS, WHICH MEANS THAT YOU CAN RESIGN AT ANY TIME AND FOR ANY REASON AND THE COMPANY CAN TERMINATE YOU AT ANY TIME AND FOR ANY REASON. YOUR AT-WILL STATUS CAN ONLY BE MODIFIED BY WRITTEN AGREEMENT EXECUTED BY THE PRESIDENT OF THE COMPANY.

Acceptance of Employment Offer

After you have had an opportunity to thoroughly review and understand all of the terms of the Company’s offer of employment and the accompanying materials, please indicate your acceptance by signing this form, and returning the signed copy in the enclosed self-addressed envelope.

I have read, understand, and accept the terms of the offer of employment extended to me by J & J Snack Foods Corp.

I understand that I cannot start employment until I first report to the Human Resources Department to complete all legally required hiring documentation and other required onboarding processes.

/s/ Ken Plunk	9/4/2020
Ken Plunk	Date

6000 CENTRAL HIGHWAY, PENNSAUKEN, NJ  08I09 • 888 JJSNACK • FAX (909) 467-8971 • www.jjsnack.com